Exhibit 99.1

August 5, 2004

Contact:                                         Steve Trager
President and CEO

Release:                                          Immediately

Republic Bancorp, Inc. Declares

Common Stock Dividends

LOUISVILLE, KY – Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, declared a cash dividend of $0.077 per share of Class A Common Stock and $0.07 per share on Class B Common Stock, payable October 15, 2004 to shareholders of record as of September 17, 2004.

Neighborhood Banking. Republic Bancorp, Inc. (Republic), has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville; Republic Bank & Trust Company of Indiana with 2 banking centers in Jeffersonville and New Albany, Indiana; as well as Refunds Now®, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has over $2 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, KY, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.